REGISTRATION RIGHTS AGREEMENT


THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated the ____ day of January, 1998, between Dominion Capital, Ltd. (the "Purchaser") Settendown Capital International Ltd. (the "Finder") (the Purchaser and the Finder are collectively referred to as "Holder" or "Holders") issued pursuant to the 8% Convertible Preferred Stock Subscription Agreement of even date herewith (the "Subscription Agreement"), and SGI INTERNATIONAL, a Utah corporation having its principal place of business at 1200 Prospect Street, Suite 325, La Jolla, CA 92037 (the "Issuer" or "Company").

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Finder is receiving from the Company, pursuant to a 8% Convertible Preferred Stock Subscription Agreement dated the date hereof, Fifty (50) shares of the Company's Series 97-G Preferred Stock (the "Preferred Stock"), and a Warrant to purchase ten thousand (10,000) shares of common stock of the Company..

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Purchaser is purchasing from the Company, pursuant to a 8% Convertible Preferred Stock Subscription Agreement dated the date hereof , an aggregate of Five Hundred (500) shares of Preferred Stock, a Warrant to purchase Fifteen Thousand (15,000) shares of the Company's common stock (the "Warrant"), and __________ shares of restricted common stock of the Company (the "Restricted Shares"). The common stock underlying the Preferred Stock is referred to as the Conversion Shares, and the common stock of the Company underlying the Warrants is referred to as Warrant Shares. The Conversion Shares, Warrant Shares and Restricted Shares are collectively referred to as the "Stock" or the "Securities" of the Company.

WHEREAS, the Company desires to grant to the Holders the registration rights set forth herein with respect to the Securities.

NOW, THEREFORE, the parties hereto mutually agree as follows:

Section 1. Registrable Securities. As used herein the term
"Registrable Security" means each of the Securities; provided, however, that with respect to any particular Registrable Security, such security shall cease to be a Registrable Security when, as of the date of determination, (i) it has been effectively registered under the Securities Act of 1933, as amended (the "Act") and disposed of pursuant thereto, (ii) registration under the Act is no longer required for the immediate public distribution of such security as a result of the provisions of Rule 144 or Regulation S, or (iii) it has ceased to be outstanding. The term "Registrable Securities" means any and/or all of the securities falling within the foregoing definition of a "Registrable Security." In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Common Stock, such adjustment shall be made in the definition of "Registrable Security" as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Section 1.

Section 2. Restrictions on Transfer. The Holder and the
Company acknowledge and understand that in the event Regulation S is materially altered such that the Holder is unable to convert the Preferred Stock immediately following the Holding Period (as that term is defined in the Subscription Agreement) then (i) the Company agrees to use its best efforts to include the Underlying Shares in any registration statement which is being prepared but not yet filed, and in any registration statement which is filed but not yet effective pending at the time Regulation S is materially altered, or
(ii) the Subscriber may exercise its registration rights granted hereunder The Holder understands that no disposition or transfer of the Securities may be made by Holder in the absence of (i) an opinion of counsel reasonably satisfactory to the Company that such transfer may be made or (ii) a registration statement under the Act is then in effect with respect thereto.

Section 3. Registration Rights.

(a) In the event Regulation S is materially altered as described in Section 2 above then, the Holder or Holders of the Securities may exercise their registration rights by written notice to the Company (the "Demand Registration Request"), to have the Company prepare and file with the Securities and Exchange Commission ("SEC") , on one occasion, a registration statement (the "Registration Statement"), at the sole expense of the Company (except as provided in Section 3(c) hereof), in respect of all holders of Registrable Securities, so as to permit a non-underwritten public offering and sale of the Registrable Securities under the Act, provided, the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3(a) in any jurisdiction in which the Company would be required to qualify as a dealer in Securities, under the Securities or blue sky laws of such jurisdiction. The number of shares of Common Stock to be registered shall be two hundred (200%) percent of the number of such shares that would be required, if all of the Securities were converted in accordance with the Amended Certificate of Secretary and assuming a conversion date five (5) days prior to the filing of the Registration Statement

(b) The Company will use its best efforts to maintain any Registration Statement or post-effective amendment filed under this Section 3 hereof current under the Act until the earlier of (i) the date that all of the Registrable Securities have been sold pursuant to the Registration Statement,
(ii) the date the holders thereof receive an opinion of counsel that the Registrable Securities may be sold under the provisions of Rule 144, or (iii) the first anniversary of the effective date of the Registration Statement.

(c) All fees, disbursements and out-of-pocket expenses and costs incurred by the Company in connection with the preparation and filing of any Registration Statement under subparagraph 3(a) and in complying with applicable securities and Blue Sky laws (including, without limitation, all attorneys' fees) shall be borne by the Company. The Holder shall bear the cost of underwriting discounts and commissions, if any, applicable to the Registrable Securities being registered and the fees and expenses of its counsel. The Company shall use its best efforts to qualify any of the securities for sale in such states as such Holder reasonably designates and shall furnish indemnification in the manner provided in Section 9 hereof. However, the Company shall not be required to qualify in any state which will require an escrow or other restriction relating to the Company and/or the sellers. The Company at its expense will supply the Holder with copies of such Registration Statement and the prospectus or offering circular included therein and other related documents in such quantities as may be reasonably requested by the Holder.

(d) The Company shall not be required by this Section 3 to include a Holder's Registrable Securities in any Registration Statement which is to be filed if, in the opinion of counsel for both the Holder and the Company (or, should they not agree, in the opinion of another counsel experienced in securities law matters acceptable to counsel for the Holder and the Company) the proposed offering or other transfer as to which such registration is requested is exempt from applicable federal and state securities laws and would result in all purchasers or transferees obtaining securities which are not "restricted securities", as defined in Rule 144 under the Act.

(e) From the date of the Demand Registration Request, the Company will use its best efforts to cause the registration statement to become effective within sixty (60) days from such demand. This paragraph shall not effect the ability of the Holders to convert the Preferred Stock pursuant to Regulation S.

(f) No provision contained herein shall preclude the Company from selling securities pursuant to any Registration Statement in which it is required to include Registrable Securities pursuant to this Section 3.

Section 4. Cooperation with Company. Holders will cooperate with the Company in all respects in connection with this Agreement, including, timely supplying all information reasonably requested by the Company and executing and returning all documents reasonably requested in connection with the registration and sale of the Registrable Securities.

Section 5. Registration Procedures. If and whenever the Company is required by any of the provisions of this Agreement to effect the registration of any of the Registrable Securities under the Act, the Company shall (except as otherwise provided in this Agreement), as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to such registration statement and the Prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of all securities covered by such registration statement when the Holder or Holders of such securities shall desire to sell or otherwise dispose of the same (including prospectus supplements with respect to the sales of securities from time to time in connection with a registration statement pursuant to Rule 415 of the Commission);

(b) furnish to each Holder such numbers of copies of a summary prospectus or other prospectus, including a preliminary prospectus or any amendment or supplement to any prospectus, in conformity with the requirements of the Act, and such other documents, as such Holder may reasonably request in order to facilitate the public sale or other disposition of the securities owned by such Holder;

(c) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Holder, shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable each Holder to consummate the public sale or other disposition in such jurisdiction of the securities owned by such Holder, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file therein any general consent to service of process;

(d) use its best efforts to maintain its listing on the OTC Bulletin Board or any securities exchange on which any securities of the Company is then listed, if the listing of such securities is then permitted under the rules of such exchange;

(e) enter into and perform its obligations under an underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering;

(f) notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

Section 6. Information by Holder. Each Holder of Registrable
Securities included in any registration shall furnish to the Company such information or documents regarding such Holder and the distribution proposed by such Holder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 6.

Section 7. Assignment. The rights granted the Holders under this Agreement shall not be assigned without the written consent of the Company, which consent shall not be unreasonably withheld. In the event of a transfer of the rights granted under this Agreement, the Holders agree that the Company may require that the transferee comply with reasonable conditions as determined in the discretion of the Company. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Section 8. Termination of Registration Rights. The rights granted pursuant to this Agreement shall terminate as to each Investor (and permitted transferee under Section 7 above) upon the occurrence of any of the following:

(a) all such Holder's securities subject to this Agreement have been registered;

(b) such Holder's securities subject to this Agreement may be sold without such registration pursuant to Rule 144 or Regulation S promulgated by the SEC pursuant to the Act;

(c) such Holder's securities subject to this Agreement can be sold pursuant to Rule 144(k); or

(d) one year from the issuance of the Registrable Security.

Section 9. Indemnification.

(a) In the event of the filing of any Registration Statement with respect to Registrable Securities pursuant to Section 3 hereof, the Company agrees to indemnify and hold harmless the Holder and each person, if any, who controls the Holder within the meaning of the Act ("Distributing Holders") against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees), to which the Distributing Holders may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement, or any related preliminary prospectus, final prospectus, offering circular, notification or amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, offering circular, notification or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by the Distributing Holders, specifically for use in the preparation thereof. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Each Distributing Holder agrees that it will indemnify and hold harmless the Company, and each officer, director of the Company or person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees) to which the Company or any such officer, director or controlling person may become subject under the Act or otherwise, insofar as such losses claims, damages or liabilities (or actions in respect thereof); arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement requested by such Distributing Holder, or any related preliminary prospectus, final prospectus, offering circular, notification or amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary prospectus, final prospectus, offering circular, notification or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by such Distributing Holder, specifically for use in the preparation thereof and, provided further, that the indemnity agreement contained in this Section 9(b) shall not inure to the benefit of the Company with respect to any person asserting such loss, claim, damage or liability who purchased the Registrable Securities which are the subject thereof if the Company failed to send or give (in violation of the Act or the rules and regulations promulgated thereunder) a copy of the prospectus contained in such Registration Statement to such person at or prior to the written confirmation to such person of the sale of such Registrable Securities, where the Company was obligated to do so under the Act or the rules and regulations promulgated thereunder. This indemnity agreement will be in addition to any liability which the Distributing Holders may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than as to the particular item as to which indemnification is then being sought solely pursuant to this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that if the indemnified party is the Distributing Holder, the fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, or (ii) the named parties to any such action (including any impleaded parties) include both the Distributing Holder and the indemnifying party and the Distributing Holder shall have been advised by such counsel that there may be one or more legal defenses available to the indemnifying party different from or in conflict with any legal defenses which may be available to the Distributing Holder (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the Distributing Holder, it being understood, however, that the indemnifying party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses of one separate firm of attorneys for the Distributing Holder, which firm shall be designated in writing by the Distributing Holder). No settlement of any action against an indemnified party shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

Section 10. Contribution. In order to provide for just and equitable contribution under the Act in any case in which (i) the Distributing Holder or the Company makes a claim for indemnification pursuant to Section 9 hereof but is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of
Section 9 hereof provide for indemnification in such case, or (ii) contribution under the Act may be required on the part of any Distributing Holder or the Company, then the Company and the applicable Distributing Holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys'
fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the applicable Distributing Holder, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Distributing Holder agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 11. Notices. Any notice pursuant to this Agreement by the Company or by the Holder shall be in writing and shall be deemed to have been duly given if delivered by (i) hand, (ii) by facsimile and followed by mail delivery or (iii) if mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) If to the Holder, to its, his or her address set forth on the signature page of this Agreement, with a copy to the person designated in the Agreement.

(b) If to the Company, at the address set forth herein, or to such other address as any such party may designate by notice to the other party. Notices shall be deemed given at the time they are delivered personally or five
(5) days after they are mailed in the manner set forth above. If notice is delivered by facsimile to the Company and followed by mail, delivery shall be deemed given two (2) days after such facsimile is sent.

Section 12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13. Headings. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14. Governing Law, Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of New York, except for matters arising under the Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of New York or the state courts of the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

Section 15. Severability/Defined Terms. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceablity shall not affect any other provision hereof and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein. Terms not otherwise defined herein shall be defined in accordance with the Subscription Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, on the day and year first above written.


Attest: SGI INTERNATIONAL



By:______________________ By:_________________________
Name: Name:
Title:_____________________ Title:________________________


DOMINION CAPITAL, LTD.


By:__________________________
Name:
Title:


SETTONDOWN CAPITAL INTERNATIONAL, LTD.


By:__________________________
Name
Title:

                                   EXHIBIT E

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the 8% Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert the Preferred Stock Certificate No. _________ into Shares of Common Stock of SGI INTERNATIONAL (the "Company") according to the conditions hereof, as of the date written below.

The undersigned represents and warrants that:

(i) that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to an exemption from registration under the Act, or pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), subject to any restrictions on sale or transfer set forth in the Subscription Agreement between the Company and the original holder of the Preferred Stock submitted herewith for conversion; (ii) the undersigned has not engaged in any transaction or series of transaction that is a part of or a plan or scheme to evade the registration requirements of the Act; and (iii) upon conversion pursuant to this Notice of Conversion, the undersigned will not own or deemed to beneficially own (within the meaning of the 1934 Act) 4.99% or more of the then issued and outstanding shares of the Company.


---------------------------------- ---------------------------------
Date of Conversion Applicable Conversion Price


---------------------------------- ---------------------------------
Number of Common Shares upon Conversion $ Amount of Conversion


---------------------------------- ---------------------------------
Signature Name

Address: Delivery of Shares to:



* This original Preferred Stock and Notice of Conversion must be received by the Company by the third business day following the Date of Conversion.

                                   EXHIBIT F
                                  REGULATION S
                              NOTICE OF CONVERSION
        (To be Executed by the Registered Holder in order to Convert the
                          Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert the above Preferred Stock No. ____ into Shares of common stock of SGI INTERNATIONAL (the "Company") according to the conditions hereof, as of the date written below.

The undersigned represents and warrants that

(i) The undersigned represents and warrants that it is the original Subscriber and purchaser of the Series 97-G Preferred Stock and all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made in compliance with Regulation S, pursuant to an exemption from registration under the Act, or pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), subject to any restrictions on sale or transfer set forth in the Securities Subscription Agreement between the Company and the original holder of the Preferred Stock submitted herewith for conversion. (ii)the undersigned has not engaged in any transaction or series of transactions that is a part of or a plan or scheme to evade the registration requirements of the Securities Act. (iii) Upon conversion pursuant to this Notice of Conversion, the undersigned will not own or deemed to beneficially own (within the meaning of the Securities Exchange Act of 1934) 4.99% or more of the then issued and outstanding shares of the Company. (iv)All of Subscriber's representations, warranties and covenants set forth in the Agreement are true and correct as of the date hereof.


Date of Conversion Applicable Conversion Price

Number of Common Shares upon $ Amount of Conversion Conversion


Signature Name

Address: Delivery of Shares to:



* The original Preferred Stock Certificate and Notice of Conversion must be received by the Company by the third business day following the Date of Conversion.


EXHIBIT G


VIA FACSIMILE AND REGULAR MAIL

Dominion Capital, LTD
c/o Bahamas Financial Center
Shirley & Charlotte Streets, 3rd Floor
P.O. Box 13136
Nassau, Bahamas

Re: SGI International

To Whom It May Concern:

We are special counsel for SGI International, a Utah corporation (the "Company"). Dominion Capital, LTD, ("Dominion") has requested our opinion regarding the removal of the Regulation S legend and/or stop transfer orders on a total of __________ Shares of common stock of the Company ("Shares") held by Dominion and represented by Certificate No. ____. Terms not otherwise defined herein shall have the meanings ascribed to them in the 8% Convertible Preferred Stock Subscription Agreement ("Subscription Agreement") dated January , 1998 between the Company and Dominion.

As the basis for this opinion, we have relied upon representations of the current directors and executive officers of the Company, and the originals or copies, certified to our satisfaction, of all such corporate documents and records as we have deemed relevant as a basis for the opinions set forth herein, including but not limited to the following documents: (i) Subscription Agreement dated January , 1998 between the Company and Dominion; (ii) Certificate of Secretary for Series 97-G Preferred Stock; (iii) Stock Purchase Warrant dated January __, 1998 for Dominion; (iv) Escrow Agreement dated January __, 1998 between the Company and Dominion; and (v) Registration Rights Agreement dated January __, 1998 between the Company and Dominion, and the Exhibits relating to the above referenced documents.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have relied exclusively upon such certificates of public officials, other statements of public officials, and representations of the current officers of the Company for the accuracy of factual matters contained therein. We have not independently investigated the accuracy of the factual matters contained herein.

We have also assumed the due execution and delivery by all parties other than the Company of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Our opinion is also subject to the following assumptions:

a. From the date the Shares were issued until the date of this opinion, the Shares have not been transferred, pledged, hypothecated or sold to or for the account of a "United States Person" as defined in the Subscription Agreement.

b. The securities underlying the referenced Certificate have been held by Dominion for a minimum of 40 days since the date the Subscription Agreement was signed by Dominion and the funds were received by the Company to pay for the Preferred Stock.

c. During the Restricted Period, Dominion and any Distributor (as those terms are defined in Regulation S) did not enter into any transaction involving any of the Shares of the Company which could directly or indirectly constitute a distribution of the Company's securities in the United States or to "United States Persons".

d. The representations and warranties of Dominion set forth in the Subscription Agreement were true and correct at the time of the execution thereof.

e. The representations and warranties of Dominion set forth in the Regulation S Notice of Conversion dated ____, are true and correct, including without limitation that Dominion was not a "United States Person" when the Subscription Agreement was executed and is not now a "United States Person" as defined in the Subscription Agreement; that Dominion was outside the United States both at the time of the purchase and the conversion of the Company's Preferred Stock, and that neither Dominion, any of its affiliates or any person acting on their behalf has undertaken any "Directed Selling Efforts" as defined in the Regulation S, including any action undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any securities of the Company.

f. Since the date of the Subscription Agreement, Dominion has not, and does not now have any short position or hedge position in the Company's Common Stock.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion:

The Regulation S legend and/or stop transfer order may be removed from the referenced Certificates for a total of __________ Shares, and a new certificate may be issued free and clear of any restrictive legend and/or stop transfer order.

We are lawyers licensed to practice law in California, and our opinion is limited to United States and California law only and does not include the laws of any other jurisdiction. This letter is rendered solely for your benefit and may not be quoted in whole or in part, or otherwise referred to or filed with any governmental agency or relied upon by any other person without our prior written consent. This opinion is as of the date hereof and we expressly decline any undertaking to advise you of any matters arising subsequent to the date hereof, whether or not they would cause us to amend any portion of the foregoing in whole or in part.

Sincerely,

FISHER THURBER LLP



By: ____________________________
Timothy J. Fitzpatrick

TJF/ams

ADDENDA 1

As disclosed in the Company's Form 10-Q for the quarter ended September 30, 1997, Series 97-C is a preferred share issued to a noteholder who in late 1995 thought that she had signed documentation to be able to convert certain debt into common stock. Since the Company never received anything from her, the Company issued 97-C allowing her to convert her $10,000 note into 13,000 shares of restricted common on and after August 15, 1998. Series 97-D is bridge financing the Company obtained and consists of two preferred certificates with a face value of $550,000, which will be registered with the registration statement the Company is now drafting. These certificates are not convertible until the date that that registration statement becomes effective, and then are convertible at the lesser of $2.44 per share or 77.5% of the five day bid average prior to the date of conversion.

Series 97-E is the offering SGI made to its noteholders to obtain an extension to September 30, 1998 of approximately $4.8 million in debt. This offering allowed the noteholders three options. Option A allowed them to exchange their promissory note for a convertible debenture due on September 30, 1998, with interest payable in cash quarterly. Option B allowed them to simply extend the due date of the note to September 30, 1998, with interest payable quarterly in return for a warrant for 2,000 shares of restricted common stock per $10,000 of principal. Option C allowed them to exchange the promissory note for a convertible debenture due on September 30, 1998, with interest payable in 144 restricted stock rather than cash. Any conversion of a debenture, which can not be made until November 10, 1997, results in a conversion into 144 restricted stock, which could not trade until a year from the date of the debenture, which at the earliest would be in October 1998 or later. Approximately $223,000 of notes were exchanged for debentures under Option A and approximately $710,000 of notes were exchanged for debentures under Option C. There is no agreement to register any of the stock underlying the 97-E Debentures of the 97-C preferred share, nor does SGI intend to do so.